EXHIBIT 4.6


                         CERTIFICATE OF ELIMINATION WITH
                  RESPECT TO THE SERIES A CUMULATIVE REDEEMABLE
                CONVERTIBLE PREFERRED STOCK OF TEREX CORPORATION
                           PURSUANT TO SECTION 151(g)


     In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, Terex Corporation, a Delaware corporation (the "Company"), does hereby certify that the following resolutions respecting its Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") were duly adopted by the Company's Board of Directors:

          RESOLVED, that the Company has redeemed all of its issued and outstanding Series and Preferred Stock and that no shares of the Company's Series A Preferred Stock are outstanding and that no shares of the Series A Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Preferred Stock.

          RESOLVED, that the officers of the Company are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to
     Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Company's certif- icate of incorporation all matters set forth in the certificate of designations with respect to the Series A Preferred Stock.

     IN WITNESS WHEREOF, Terex Corporation has caused this certificate to be signed by its President this _____ day of February, 1997.

                                          TEREX CORPORATION


                                          By:___________________________
                                               Ronald M. DeFeo, President


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